Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-109365, 333-115248, and 333-109310) of National Rural Utilities Cooperative Finance Corporation and in the related Prospectuses of our report dated July 28, 2004, with respect to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation as of May 31, 2004 and for the year then ended and the combined financial statements of National Rural Utilities Cooperative Finance Corporation and Rural Telephone Finance Cooperative for the year ended May 31, 2003, included in this Annual Report (Form 10-K) for the year ended May 31, 2005.
/s/ Ernst & Young LLP
McLean, Virginia
January 17, 2006